Exhibit 10.1
Execution Version

LLC INTEREST PURCHASE AGREEMENT
by and among
HOLLY CORPORATION,
NAVAJO PIPELINE CO., L.P.
as Seller,
and
HOLLY ENERGY PARTNERS – OPERATING, L.P.
as Buyer
Dated as of December 1, 2009

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TABLE OF CONTENTS
(continued)

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Exhibits:
Exhibit A — Assignment
Exhibit B — Throughput Agreement
Exhibit C — Restated Omnibus Agreement
Exhibit D — Subordinate Mortgages

Schedules:
Schedule 4.3(a) — Company Foreign Qualifications
Schedule 4.12 — Title to Assets
Schedule 4.14 — Banking Relationships

iii

LLC INTEREST PURCHASE AGREEMENT
     THIS LLC INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of December 1, 2009, is made and entered into by and among Holly Corporation, a Delaware corporation (“Holly”), Navajo Pipeline Co., L.P., a Delaware limited partnership (“Navajo Pipeline” or, the “Seller”), and Holly Energy Partners – Operating, L.P., a Delaware limited partnership (the “Operating Partnership” or, the “Buyer”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
     WHEREAS, Navajo Pipeline is the sole member of Roadrunner Pipeline, L.L.C., a Delaware limited liability company (the “Company”);
     WHEREAS, the Company is the owner of a 16" crude oil pipeline (the “Pipeline”) currently running approximately 65 miles from the Slaughter Station in Texas to Holly’s Lovington, New Mexico petroleum refinery;
     WHEREAS, the Operating Partnership wishes to purchase all of the issued and outstanding limited liability company interests of the Company (the “LLC Interests”) and thereby acquire the Pipeline;
     WHEREAS, contemporaneously with the execution and delivery of this Agreement, (i) Seller has entered into an Asset Purchase Agreement pursuant to which Seller has agreed to sell the assets constituting a pipeline known as the Beeson pipeline (the “Beeson Pipeline”) to an affiliate of Buyer, and (ii) an affiliate of Seller has agreed to amend the Amended and Restated Crude Pipelines and Tankage Agreement to add the Beeson Pipeline to that agreement without any other changes in the terms and tariffs payable thereunder (the “Restated Crude Agreement”);
     WHEREAS, in connection with the acquisition of the LLC Interests, the Parties wish to (i) amend certain provisions of the Omnibus Agreement (as defined below), and (ii) to enter into a throughput agreement regarding the Pipeline in the form attached hereto as Exhibit B (the “Throughput Agreement”).
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein and in the Omnibus Agreement (as well as (i) the execution and delivery of the Restated Crude Agreement by an affiliate of Seller and (ii) the execution and delivery of the Throughput Agreement by an affiliate of Seller), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINED TERMS
     1.1 Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

     “Action” shall mean any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Entity or any arbitration proceeding.
     “affiliate” means, with respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (i) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (ii) ownership of 50% or more of the equity or equivalent interest in any person and (iii) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Seller, on the one hand, and the Buyer, on the other hand, shall not be considered affiliates of each other.
     “Agreement” shall have the meaning set forth in the preamble.
     “Ancillary Documents” means, collectively, the Buyer Ancillary Documents and the Seller Ancillary Documents.
     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Entity having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Entity), as interpreted and enforced at the time in question.
     “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between Seller, on the one hand, and Buyer, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.
     “Assignment” shall have the meaning set forth in Section 3.2(a).
     “business day” means any day on which banks are open for business in Texas, other than Saturday or Sunday.
     “Buyer” shall have the meaning set forth in the preamble.
     “Buyer Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by the Buyer, or its affiliates, at the Closing pursuant to Section 3.3 hereof and each other document or Contract entered into by the Buyer, or its affiliates, in connection with this Agreement or the Closing.
     “Buyer Indemnified Costs” means (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of or relate to (i) any breach of a representation, warranty or covenant of Seller under this Agreement, or (ii) any obligations or duties of the Company under any Construction Contract (including, without limitation, the Company’s payment obligations under such Construction Contracts and the cost to complete construction of the Pipeline as set forth in such Construction Contracts), and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing. Notwithstanding anything in the foregoing to the contrary, Buyer Indemnified Costs shall exclude (i) any and all indirect, consequential, punitive, or exemplary damages (other than those that are a result of (x) a third-party claim for such indirect, consequential, punitive or exemplary damages or (y) the gross negligence or willful misconduct of Seller) and (ii) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incurs and that arise out of or relate to any matter that is covered by a warranty under a Construction Contract (including, without limitation, defects in the construction of the Pipeline which are covered by a warranty under a Construction Contract).
     “Buyer Indemnified Parties” means Buyer and each officer, director, partner, manager, employee, consultant, stockholder, and affiliate of Buyer, including, without limitation, the Company.
     “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.
     “Claimant” shall have the meaning set forth in Section 10.5.
     “Closing” shall have the meaning set forth in Section 3.1.
     “Closing Date” shall have the meaning set forth in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning set forth in the preamble.
     “Consents” means all notices to, authorizations, consents, Orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, and any notices to, consents or approvals of any other third party, in each case that are required by applicable Law or by Contract in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.
     “Construction Contract” any Contract relating to the original planned construction of the Pipeline, as such Contract is in effect as of the Effective Time (including any change orders agreed to by the parties to such Contracts prior to the Effective Time, whether or not such change order has properly been documented as of the Effective Time).

     “Contract” means any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.
     “Effective Time” shall have the meaning set forth in Section 3.1.
     “Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement, right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of Law, any voting trust or voting agreement, stockholder agreement or proxy.
     “Governmental Entity” means any Federal, state, local or foreign court or governmental agency, authority or instrumentality or regulatory body.
     “Holly” shall have the meaning set forth in the preamble.
     “Indemnified Costs” means the Buyer Indemnified Costs and the Seller Indemnified Costs, as applicable.
     “Indemnified Party” means the Buyer Indemnified Parties and the Seller Indemnified Parties.
     “Indemnifying Party” has the meaning set forth in Section 9.2.
     “knowledge” and any variations thereof or words to the same effect shall mean (i) with respect to Holly, actual knowledge after reasonable inquiry of the following persons: David L. Lamp and George J. Damiris; (ii) with respect to the Seller, actual knowledge after reasonable inquiry of the following persons: David L. Lamp and George J. Damiris; and (iii) with respect to the Buyer, actual knowledge after reasonable inquiry of the following persons: David G. Blair and Mark Cunningham.
     “Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.
     “LLC Interests” shall have the meaning set forth in the preamble.
     “Material Adverse Effect” means any adverse change, circumstance, effect or condition in or relating to the assets, financial condition, results of operations, or business of any person that materially affects the business of such person or that materially impedes the ability of any person to consummate the transactions contemplated hereby, other than any change, circumstance, effect or condition in the refining or pipelines industries generally (including any change in the prices of crude oil, natural gas, natural gas liquids, feedstocks or refined products or other hydrocarbon products, industry margins or any regulatory changes or changes in Law) or in United States or global economic conditions or financial markets in general. Any determination as to whether any change, circumstance, effect or condition has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective third-party indemnifications with respect to such change, circumstance, effect or condition.
     “Navajo Pipeline” shall have the meaning set forth in the preamble.
     “Omnibus Agreement” means that certain Second Amended and Restated Omnibus Agreement entered into and effective as of August 1, 2009, by and among Holly, Navajo Pipeline, Holly Logistic Services, L.L.C., a Delaware limited liability company, the Partnership, the Operating Partnership, HEP Logistics GP, L.L.C., a Delaware limited liability company and HEP Logistics Holdings, L.P., a Delaware limited partnership, and the other Holly affiliates and Partnership affiliates signatory thereto, and as amended and restated as of the Closing Date.
     “Operating Partnership” shall have the meaning set forth in the preamble.
     “Order” means any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.
     “Partnership” means Holly Energy Partners, L.P., a Delaware limited partnership.
     “Party” and “Parties” shall have the meanings set forth in the preamble.
     “Permits” means all material permits, licenses, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary for the lawful ownership and operation of the Company’s business, including the Pipeline.
     “Permitted Encumbrances” means (i) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workers’, repairmen’s, landlord’s and other similar liens imposed by law arising or incurred in the ordinary course of business with respect to charges not yet due and payable; and (iii) such other encumbrances, if any, which were not incurred in connection with the borrowing of money or the advance of credit and which do not materially detract from the value of or interfere with the present use, or any use presently anticipated by the Company, of the property subject thereto or affected thereby, and including without limitation capital leases.
     “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
     “Pipeline” shall have the meaning set forth in the preamble.
     “Purchase Price” shall have the meaning set forth in Section 2.2(a).
     “Respondent” shall have the meaning set forth in Section 10.5.
     “Seller” shall have the meaning set forth in the preamble.
     “Seller Ancillary Documents” shall mean each agreement, document, instrument or certificate to be delivered by the Seller, or its affiliates, at the Closing pursuant to Section 3.2 hereof and each other document or Contract entered into by the Seller, or its affiliates, in connection with this Agreement or the Closing.
     “Seller Indemnified Costs” means (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Seller Indemnified Parties incurs and that arise out of or relate to any breach of a representation, warranty or covenant of Buyer under this Agreement, and (b) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing. Notwithstanding anything in the foregoing to the contrary, Seller Indemnified Costs shall exclude any and all indirect, consequential, punitive or exemplary damages (other than those that are a result of (x) a third-party claim for such indirect, consequential, punitive or exemplary damages or (y) the gross negligence or willful misconduct of Buyer).
     “Seller Indemnified Parties” means Seller and each officer, director, partner, manager, employee, consultant, stockholder, and affiliate of Seller, including, without limitation, Holly.
     “third-party action” has the meaning set forth in Section 9.2.
     “Throughput Agreement” shall have the meaning set forth in the recitals.
ARTICLE II
PURCHASE OF LLC INTERESTS
     2.1 Transfer of LLC Interests. Subject to all of the terms and conditions of this Agreement, Navajo Pipeline hereby sells, transfers and conveys to the Operating Partnership, and the Operating Partnership hereby purchases and acquires from Navajo Pipeline, the LLC Interests, free and clear of all Encumbrances.
     2.2 Consideration.
          (a) The aggregate consideration to be paid by the Operating Partnership for the LLC Interests shall be $35,500,000 (the “Purchase Price”).
          (b) The Purchase Price shall be paid at the Closing by wire transfer of immediately available funds to the accounts specified by Navajo Pipeline.
ARTICLE III
CLOSING
     3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution of this Agreement. The date of the Closing is referred to herein as the “Closing Date” and the Closing is deemed to be effective as of 12:01 a.m., Dallas, Texas time, on the Closing Date (the “Effective Time”).
     3.2 Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:

          (a) A counterpart to the assignment of limited liability company interests substantially in the form of Exhibit A attached hereto (the “Assignment”), duly executed by Navajo Pipeline.
          (b) The original minute books, company books and membership registers for the Company.
          (c) A counterpart of the Throughput Agreement, duly executed by Navajo Refining Company, L.L.C. and Holly.
          (d) A counterpart of the Third Amended and Restated Omnibus Agreement substantially in the form of Exhibit C attached hereto (the “Restated Omnibus Agreement”), duly executed by Holly and each applicable subsidiary of Holly (excluding subsidiaries of the Partnership).
          (e) Evidence in form and substance reasonably satisfactory to the Buyer of the release and termination of all Encumbrances on the LLC Interests and on the assets and properties of the Company.
          (f) To the extent applicable, assignment documents, duly executed by the Seller, assigning each of the Permits held by the Seller which are assignable by the Seller to the Buyer in accordance with applicable Law.
          (g) A properly executed certificate, in the form prescribed by Treasury regulations under Section 1445 of the Code, stating that Navajo Holdings, Inc. (the person from whom Seller is disregarded as an entity for U.S. federal in come tax purposes) is not a “foreign person” within the meaning of Section 1445 of the Code.
     3.3 Deliveries by the Buyer. At the Closing (or such later date as may be set forth below), the Buyer shall deliver, or cause to be delivered, to the Seller the following:
          (a) The Purchase Price as provided in Section 2.2(b).
          (b) A counterpart to the Assignment, duly executed by the Operating Partnership.
          (c) A counterpart of the Throughput Agreement, duly executed by Buyer and the Partnership.
          (d) A counterpart of the Restated Omnibus Agreement, duly executed by the Partnership and each applicable subsidiary of the Partnership.
          (e) Simultaneous with the delivery of senior mortgages by Buyer as required under its credit facility (but in no event later than 30 days following the Closing Date), the Buyer shall execute and deliver to the Seller the subordinate mortgages and deeds of trust substantially in the form of Exhibit D attached hereto.

     3.4 Closing Costs; Transfer Taxes and Fees.
          (a) Allocation of Costs. The Buyer shall pay the cost of all sales, transfer and use taxes arising out of the transfer of the LLC Interests and all costs and expenses (including recording fees and real estate transfer taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Company’s assets.
          (b) Reimbursement. If the Buyer, on the one hand, or the Seller, on the other hand, pays any tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid. If any Party receives any tax refund or credit applicable to a tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto.
          (c) Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 calendar days thereafter, the real, if any, and personal property taxes, water, gas, electricity and other utilities with respect to the Pipeline and the real estate interests and rights associated with the Pipeline and local business or other license fees to the extent assigned and other similar periodic charges payable with respect to the Pipeline or the Company shall be prorated between the Buyer, on the one hand, and the Seller, on the other hand, effective as of the Effective Time with the Seller being responsible for amounts related to the period prior to but excluding the Effective Time and the Buyer being responsible for amounts related to the period at and after the Effective Time. If the final property tax rate or final assessed value for the current tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding tax year and shall be adjusted when the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller hereby represents and warrants to the Buyer that as of the date of this Agreement:
     4.1 Organization. Seller is an entity duly organized, validly existing and in good standing under the Laws of its state of organization.
     4.2 Authorization. Seller has full partnership power and authority to execute, deliver, and perform this Agreement and any Seller Ancillary Documents to which it is a party. The execution, delivery, and performance by the Seller of this Agreement and the Seller Ancillary Documents and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes, and each such Seller Ancillary Document executed or to be executed by the Seller has been, or when executed will be, duly executed and delivered by the Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Seller, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

     4.3 Company Status.
          (a) The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and (i) has all requisite limited liability company power and authority to own, operate, use or lease its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified, licensed or authorized, except, in the case of clause (ii), where the failure to have such power and authority or to be so qualified, licensed or authorized would not, individually or in the aggregate, be reasonably likely to cause a Material Adverse Effect. Seller Disclosure Schedule 4.3(a) lists all jurisdictions in which the Company is qualified to do business.
          (b) The Company does not, directly or indirectly, own any interest in any corporation, partnership, limited liability company, limited partnership, joint venture or other business association or entity, foreign or domestic.
          (c) The Company has not engaged in any business other than the construction of the Pipeline. The Company has no assets except the Pipeline and the associated rights and obligations under the Construction Contracts.
          (d) The Company has made available to the Buyer a copy of the certificate of formation and limited liability company agreement of the Company, each copy being complete and correct and in full force and effect on the date hereof, and no amendment or modification of such documents has been filed, recorded or is pending or contemplated. The Company is not in violation of any provision of its certificate of formation or limited liability company agreement.
     4.4 No Conflicts or Violations; No Consents or Approvals Required.
          (a) The execution, delivery and performance by the Seller of this Agreement and the other Seller Ancillary Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provision of the Seller’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any applicable Law or material contract binding upon the Seller. No Consent of any Governmental Entity or any other person is required for the Seller in connection with the execution, delivery and performance of this Agreement and the Seller Ancillary Documents to which the Seller is a party or the consummation of the transactions contemplated hereby or thereby.
          (b) The consummation of the transactions contemplated by this Agreement and the other Seller Ancillary Documents will not, (i) violate, conflict with, or result in any breach of any provision of the Company’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any applicable Law or material contract binding upon the Company. No Consent of any Governmental Entity or any other person is required for the Company in connection with the performance of this Agreement and the Seller Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

     4.5 Absence of Litigation. There is no Action pending or, to the knowledge of the Seller, threatened against (i) the Company or the Company’s assets or (ii) the Seller or any of its affiliates relating to the transactions contemplated by this Agreement or the Ancillary Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of the Seller to perform its obligations and agreements under this Agreement or the Seller Ancillary Documents and to consummate the transactions contemplated hereby and thereby.
     4.6 Title to LLC Interests; Capitalization.
          (a) Seller is the record owner of and has good and valid title to the LLC Interests, free and clear of all Encumbrances, and sole and unrestricted voting power and power of disposition with respect to all of such LLC Interests. Except for any claims arising under this Agreement and any other agreement entered into by the Seller in connection with this Agreement, the Seller and its affiliates have no claims of any kind against the Company, or any of its officers, managers, directors or employees. The LLC Interests have been duly authorized and validly issued in accordance with applicable Laws and the limited liability company agreement of the Company and are fully paid (to the extent required by the limited liability company agreement of the Company) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of DLLCA).
          (b) There are no options or rights to purchase or acquire, or agreements, arrangements, commitments or understandings relating to, any of the LLC Interests or the Pipeline except pursuant to this Agreement and the Omnibus Agreement. There are no (i) authorized or outstanding securities of or equity interests in the Company of any kind other than the LLC Interests, (ii) there are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (preemptive, contingent or otherwise) obligating Seller or the Company to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any securities of or equity interest in the Company; and (iii) there are no outstanding securities or obligations of any kind of any of the Company that are convertible into or exercisable or exchangeable for any equity interest in the Company.
          (c) Upon payment of the Purchase Price, the Buyer will have the entire record and beneficial ownership of the LLC Interests, free and clear of all Encumbrances.
     4.7 No Undisclosed Liabilities. The Company has no indebtedness or liability (whether absolute, accrued, contingent or otherwise) of any nature other than its obligations under the Construction Contracts and the Guarantee and Collateral Agreement referred to on Seller Disclosure Schedule 4.14 (the “Guarantee Agreement”). The Company and its assets will be released from the Company’s obligations under the Guarantee Agreement and the related loan documents following the Closing and delivery of certain documents to the agent for the lenders under the Second Amended and Restated Credit Agreement referred to on Seller Disclosure Schedule 4.14. The Company is not currently in material breach of its obligations under the Construction Contracts.
     4.8 No Employees. The Company does not now have and has never had any employees.
     4.9 Taxes. The Company has filed, on or before the applicable due date (including any extensions thereof), all material tax returns that it was required to file, and all such tax returns were accurate, correct, and complete in all material respects. All taxes due and owing by the Company have been paid in full or are being properly contested. The Company is, and at all time since its formation has been, disregarded as an entity separate from the Seller for U.S. federal income tax purposes, and no election has been filed on or before the Closing Date that would change such classification on or after the Closing Date.
     4.10 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Seller who is entitled to receive from the Buyer any fee or commission in connection with the transactions contemplated by this Agreement.
     4.11 Condition of Pipeline. To the Seller’s knowledge, the Pipeline is in good operating condition and repair (normal wear and tear excepted), is free from material defects (patent and latent), is suitable for the purposes for which it is currently used and is not in need of material maintenance or repairs except for ordinary routine maintenance and repairs.
     4.12 Title to Assets. Except as disclosed in Seller Disclosure Schedule 4.12, the Company owns, leases or has the legal right to use all the properties and assets used by the Company in the operation of its business, in each case subject to no Encumbrances, except Permitted Encumbrances. The Company’s assets consist of the Pipeline and the associated rights and obligations under the Construction Contracts relating to the construction of the Pipeline. Except as disclosed in Seller Disclosure Schedule 4.12, the Company owns the Pipeline free and clear of all Encumbrances other than Permitted Encumbrances.
     4.13 Permits. Seller or Company owns or holds all franchises, licenses, permits, consents, approvals and authorizations of any Governmental Entity necessary for the ownership and operation of the Pipeline (collectively, the “Permits”). Each Permit is in full force and effect, and Company is in compliance with all of its obligations with respect thereto. To the knowledge of Seller, no event has occurred that causes, or upon the giving of notice or the lapse of time or otherwise would cause, revocation or termination of any Permit. All Permits shall be, subject to Permitted Encumbrances, owned or held by Company at Closing.
     4.14 Banking Relationships. Seller Disclosure Schedule 4.14 sets forth a complete and accurate list of all accounts, including checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements and certificates of deposit that the Company has with any banks, savings and loan associations or other financial institutions, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company in respect of the foregoing. No person holds any power of attorney or similar authority from the Company with respect to such accounts.
     4.15 WAIVERS AND DISCLAIMERS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE OMNIBUS AGREEMENT, THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS,

IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (I) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PIPELINE INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PIPELINE GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE PIPELINE AND RELATED RIGHTS-OF-WAY, (II) THE INCOME TO BE DERIVED FROM THE PIPELINE, (III) THE SUITABILITY OF THE PIPELINE FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (IV) THE COMPLIANCE OF OR BY THE PIPELINE OR ITS OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (V) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PIPELINE. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE LLC INTERESTS, THE COMPANY OR THE PIPELINE FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT, EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE TRANSFER AND CONVEYANCE OF THE COMPANY AND ITS ASSETS SHALL BE MADE IN AN “AS IS,” “WHERE IS” CONDITION WITH ALL FAULTS, AND THE COMPANY AND ITS ASSETS ARE TRANSFERRED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE THE TRANSFER AND CONVEYANCE OF THE LLC INTERESTS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE LLC INTERESTS, THE COMPANY OR THE PIPELINE THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE OMNIBUS AGREEMENT.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to Holly and the Seller that as of the date of this Agreement:
     5.1 Organization. The Buyer is an entity duly organized, validly existing and in good standing under the Laws of its state of organization.
     5.2 Authorization. The Buyer has full partnership power and authority to execute, deliver, and perform this Agreement and any Buyer Ancillary Documents to which it is a party. The execution, delivery, and performance by the Buyer of this Agreement and the Buyer Ancillary Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary partnership action of the Buyer.

This Agreement has been duly executed and delivered by the Buyer and constitutes, and each such Buyer Ancillary Document executed or to be executed the Buyer has been, or when executed will be, duly executed and delivered by the Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Buyer, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     5.3 No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by the Buyer of this Agreement and the Buyer Ancillary Documents to which it is a party does not, and consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provisions of the Buyer’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any applicable Law or material contract binding upon the Buyer. No Consent of any Governmental Entity or any other person is required for the Buyer in connection with the execution, delivery and performance of this Agreement and the other Buyer Ancillary Documents to which the Buyer is a party or the consummation of the transactions contemplated hereby and thereby.
     5.4 Absence of Litigation. There is no Action pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its affiliates relating to the transactions contemplated by this Agreement or the Ancillary Documents or which, if adversely determined, would reasonably be expected to materially impair the ability of the Buyer to perform its obligations and agreements under this Agreement or the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby.
     5.5 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of the Buyer who is entitled to receive from the Seller any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF HOLLY
     Holly hereby represents and warrants to Buyer and Seller that as of the date of this Agreement:
     6.1 Organization. Holly is an entity duly organized, validly existing and in good standing under the Laws of its state of organization.
     6.2 Authorization. Holly has full corporate power and authority to execute, deliver, and perform this Agreement and any Ancillary Documents to which it is a party. The execution, delivery, and performance by Holly of this Agreement and the Ancillary Documents and the consummation by Holly of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Holly. This Agreement has been duly executed and delivered by Holly and constitutes, and each such Ancillary Document executed or to be executed by Holly has been, or when executed will be, duly executed and delivered by Holly and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Holly, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting creditors’ rights and remedies generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.
     6.3 No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by Holly of this Agreement and the Ancillary Documents to which it is a party does not, and consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with, or result in any breach of any provisions of Holly’s organizational documents or (ii) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate any applicable Law or material contract binding upon Holly. No Consent of any Governmental Entity or any other person is required for Holly in connection with the execution, delivery and performance of this Agreement and the other Ancillary Documents to which Holly is a party or the consummation of the transactions contemplated hereby and thereby.
     6.4 Absence of Litigation. There is no Action pending or, to the knowledge of Holly, threatened against Holly or any of its affiliates relating to the transactions contemplated by this Agreement or which, if adversely determined, would reasonably be expected to materially impair the ability of Holly to perform its obligations and agreements under this Agreement or the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.
     6.5 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of Holly who is entitled to receive from the Buyer any fee or commission in connection with the transactions contemplated by this Agreement.
ARTICLE VII
COVENANTS
     7.1 Cooperation. The Seller shall cooperate with the Buyer and assist the Buyer in identifying all licenses, authorizations, permissions or Permits necessary for the Company’s operations from and after the Closing Date and, where permissible, transfer existing Permits to the Buyer, or, where not permissible, assist the Buyer in obtaining new Permits at no cost, fee or liability to the Seller.
     7.2 Additional Agreements. Subject to the terms and conditions of this Agreement, the Ancillary Documents and the Omnibus Agreement, each of the Parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties and their duly authorized representatives shall use commercially reasonable efforts to take all such action.

ARTICLE VIII
ADDITIONAL AGREEMENTS
     8.1 Further Assurances. After the Closing, each Party shall take such further actions, including obtaining consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other Parties in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Parties with the intended benefits of this Agreement and the Ancillary Documents.
ARTICLE IX
INDEMNIFICATION
     9.1 Indemnification of Buyer and Seller. From and after the Closing and subject to the provisions of this Article IX, (i) Seller agrees to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs and (ii) Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.
     9.2 Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to Seller or Buyer, as applicable (the “Indemnifying Party”), of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a “third-party action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article IX unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:
          (a) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any the Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);
          (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have a material adverse effect on its business;

          (c) The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and
          (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.
The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article IX and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.
     9.3 Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.2 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. Subject to the limitations set forth in Section 9.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.
     9.4 Limitations. The following provisions of this Section 9.4 shall limit the indemnification obligations hereunder:
          (a) Limitation as to Time. The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article IX unless a written claim for indemnification in accordance with Section 9.2 or Section 9.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Dallas, Texas time, on the second anniversary of the Closing Date.
          (b) Sole and Exclusive Remedy. Each Party acknowledges and agrees that, after the Closing Date, notwithstanding any other provision of this Agreement to the contrary, the Buyer’s and the other Buyer Indemnified Parties’ and the Seller’s and the other Seller Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article IX. The Parties further acknowledge and agree that the foregoing is not the remedy for and does not limit the Parties’ remedies for matters covered by the indemnification provisions contained in the Omnibus Agreement.

     9.5 Tax Related Adjustments. Seller and Buyer agree that any payment of Indemnified Costs made hereunder will be treated by the parties on their tax returns as an adjustment to the Purchase Price.
ARTICLE X
MISCELLANEOUS
     10.1 Expenses. Except as provided in Section 3.4 of this Agreement, or as provided in the Ancillary Documents or the Omnibus Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expense.
     10.2 Notices.
          (a) Any notice or other communication given under this Agreement or the Omnibus Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by email transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (x) if received, on the date of the delivery, with a receipt for delivery, (y) if refused, on the date of the refused delivery, with a receipt for refusal, or (z) with respect to email transmissions, on the date the recipient confirms receipt. Notices or other communications shall be directed to the following addresses:
Notices to Holly:
Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: David L. Lamp
Email address: president@hollycorp.com
Notices to the Seller:
Navajo Pipeline Co., L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: David L. Lamp
Email address: president@hollycorp.com
with a copy, which shall not constitute notice, but is required in order to give proper notice, to:
Navajo Pipeline Co., L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: General Counsel
Email address: generalcounsel@hollycorp.com

Notices to the Buyer:
Holly Energy Partners-Operating, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: David G. Blair
Email address: SVP-HEP@hollyenergy.com
with a copy, which shall not constitute notice, but is required in order to give proper notice, to:
Holly Energy Partners-Operating, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6927
Attention: General Counsel
Email address: generalcounsel@hollycorp.com
          (b) Any Party may at any time change its address for service from time to time by giving notice to the other Parties in accordance with this Section 10.2.
     10.3 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.
     10.4 Governing Law; Waiver of Jury Trial. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Dallas, Texas. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     10.5 Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 10.5 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 10.5 will control the rights and obligations of the Parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a

Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (i) be neutral parties who have never been officers, directors or employees of any of Seller, Buyer or any of their Affiliates and (ii) have not less than seven (7) years experience in the petroleum transportation industry. The hearing will be conducted in Dallas, Texas and commence within thirty (30) days after the selection of the third arbitrator. Seller, Buyer and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the Parties hereto. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The Arbitrable Disputes may be arbitrated in a common proceeding along with disputes under other agreements between Seller, Buyer or their Affiliates to the extent that the issues raised in such disputes are related. Without the written consent of the Parties, no unrelated disputes or third party disputes may be joined to an arbitration pursuant to this Agreement.
     10.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.
     10.7 Assignment of Agreement. At any time, the Parties may make a collateral assignment of their rights under this Agreement to any of their bona fide lenders or debt holders, or a trustee or a representative for any of them, and the non-assigning Parties shall execute an acknowledgment of such collateral assignment in such form as may from time to time be reasonably requested; provided, however, that unless written notice is given to the non-assigning Parties that any such collateral assignment has been foreclosed upon, such non-assigning Parties shall be entitled to deal exclusively with Holly, the Buyer or the Seller, as the case may be, as to any matters arising under this Agreement, the Ancillary Documents or the Omnibus Agreement (other than for delivery of notices required by any such collateral assignment). Except as otherwise provided in this Section 10.7, neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties hereto.
     10.8 Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.
     10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10 Director and Officer Liability. The directors, managers, officers, partners and stockholders of Holly, the Buyer, the Seller and their respective affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert) other than as an assignee of this Agreement or pursuant to a written guarantee.
     10.11 Integration. This Agreement, the Ancillary Documents and the Omnibus Agreement supersede any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement, the Ancillary Documents and the Omnibus Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement, the Ancillary Documents or the Omnibus Agreement unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement, the Ancillary Documents or the Omnibus Agreement.
     10.12 Effect of Agreement. The Parties ratify and confirm that except as otherwise expressly provided herein, in the event this Agreement conflicts in any way with the Omnibus Agreement, the terms and provisions of the Omnibus Agreement shall control.
     10.13 Amendment; Waiver. This Agreement may be amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.
     10.14 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing until 5:00 p.m., Dallas, Texas time on, on the anniversary of the Closing Date, except that the representations and warranties contained in Sections 4.1 (Organization), 4.2 (Authorization), 4.6 (Title to LLC Interests; Capitalization), 4.9 (Taxes), 4.15 (Waivers and Disclaimers), 5.1 (Organization), 5.2 (Authorization), 6.1 (Organization), and 6.2 (Authorization) shall survive until the expiration of the applicable statute of limitations; provided, however, that any representation and warranty that is the subject of a claim for indemnification hereunder which claim was timely made pursuant to Section 9.4(a) shall survive with respect to such claim until such claim is finally paid or adjudicated.
ARTICLE XI
GUARANTEE
     11.1 Payment and Performance Guaranty. Holly unconditionally, absolutely, continually and irrevocably guarantees, as principal and not as surety, to Buyer the punctual and complete payment in full when due of all Buyer Indemnified Costs by the Indemnifying Party under the Agreement (collectively, the “Payment Obligations”). Holly agrees that Buyer shall be entitled to enforce directly against Holly any of the Payment Obligations.
     11.2 Guaranty Absolute. Holly hereby guarantees that the Payment Obligations will be paid strictly in accordance with the terms of the Agreement. The obligations of Holly under this Agreement constitute a present and continuing guaranty of payment, and not of collection or collectibility. The liability of Holly under this Agreement shall be absolute, unconditional, present, continuing and irrevocable irrespective of:
          (a) any assignment or other transfer of the Agreement or any of the rights thereunder of the Buyer;
          (b) any amendment, waiver, renewal, extension or release of or any consent to or departure from or other action or inaction related to the Agreement;
          (c) any acceptance by Buyer of partial payment or performance from the Indemnifying Party;
          (d) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to the Indemnifying Party, or any action taken with respect to the Agreements by any trustee or receiver, or by any court, in any such proceeding;
          (e) any absence of any notice to, or knowledge of, Holly, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (d); or
          (f) any other circumstance which might otherwise constitute a defense available to, or a discharge of, a guarantor.
     The obligations of Holly hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Payment Obligations or otherwise.
     11.3 Waiver. Holly hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Payment Obligations and any requirement for Buyer to protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Indemnifying Party, any other entity or any collateral.
     11.4 Subrogation Waiver. Holly agrees that it shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification or other rights of payment or recovery from the Indemnifying Party for any payments made by Holly under this Article XI until all Payment Obligations have been indefeasibly paid, and Holly hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against the Indemnifying Party until all Payment Obligations have been indefeasibly paid.
     11.5 Reinstatement. The obligations of Holly under this Article XI shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Payment Obligations is rescinded or must otherwise be returned to the Indemnifying Party or any other entity, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of the Indemnifying Party or such other entity, or for any other reason, all as though such payment had not been made.
     11.6 Continuing Guaranty. This Article XI is a continuing guaranty and shall (i) remain in full force and effect until the first to occur of the indefeasible payment in full of all of the Payment Obligations, (ii) be binding upon Holly, its successors and assigns and (iii) inure to the benefit of and be enforceable by Buyer and its successors, transferees and assigns.
     11.7 No Duty to Pursue Others. It shall not be necessary for Buyer (and Holly hereby waives any rights which Holly may have to require Buyer), in order to enforce such payment by Holly, first to (i) institute suit or exhaust its remedies against the Indemnifying Party or others liable on the Payment Obligations or any other person, (ii) enforce Buyer’s rights against any other guarantors of the Payment Obligations, (iii) join the Indemnifying Party or any others liable on the Payment Obligations in any action seeking to enforce this Article XI, (iv) exhaust any remedies available to Buyer against any security which shall ever have been given to secure the Payment Obligations, or (v) resort to any other means of obtaining payment of the Payment Obligations.
ARTICLE XII
INTERPRETATION
     12.1 Interpretation. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:
          (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;
          (b) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;
          (c) a defined term has its defined meaning throughout this Agreement and each Exhibit, Annex or Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
          (d) each Exhibit, Annex and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, Annex or Schedule, the provisions of the main body of this Agreement shall prevail;
          (e) the term “cost” includes expense and the term “expense” includes cost;
          (f) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

          (g) the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule;
          (h) any reference to a statute, regulation or Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;
          (i) currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;
          (j) unless the context otherwise requires, all references to time shall mean time in Dallas, Texas;
          (k) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and
          (l) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
     12.2 References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.
[The Remainder of this Page is Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HOLLY: HOLLY CORPORATION
By:	/s/ David L. Lamp
David L. Lamp
President

BUYER: HOLLY ENERGY PARTNERS — OPERATING, L.P.
By:	/s/ David G. Blair
David G. Blair
Senior Vice President

SELLER: NAVAJO PIPELINE CO., L.P.
By:	NAVAJO PIPELINE GP, L.L.C.,
its General Partner

By:	/s/ George J. Damiris
George J. Damiris
Vice President, Supply & Marketing
[Signature Page to LLC Interest Purchase Agreement]

EXHIBIT A
Form of Assignment

A - 1

EXHIBIT B
Form of Throughput Agreement

B - 1

EXHIBIT C
Form of Restated Omnibus Agreement

C - 1

EXHIBIT D
Form of Subordinate Mortgages

D - 1

DISCLOSURE SCHEDULES
TO LLC INTEREST PURCHASE AGREEMENT
     Each Disclosure Schedule attached to the LLC Interest Purchase Agreement (the “Agreement”) is qualified in its entirety by reference to the specific provisions of the Agreement to which such Disclosure Schedule is attached, and is not intended to constitute, and shall not be construed as constituting, representations or warranties except as and to the extent provided in the Agreement.
     Matters referred to in each Disclosure Schedule are not necessarily limited to matters required by the Agreement to be reflected in such Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The inclusion of such matters in any Disclosure Schedules does not constitute an admission of materiality by any party to the Agreement.
     A disclosure made by any party to the Agreement in any Disclosure Schedule that is sufficient on its face to reasonably inform another party to the Agreement of information required to be disclosed in another Disclosure Schedule in order to avoid a misrepresentation thereunder shall be deemed, for all purposes of the Agreement, to have been made with respect to such other Disclosure Schedule.
     Headings have been inserted for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in the Agreement. All capitalized terms in any Disclosure Schedule that are defined in the Agreement that are not otherwise defined in such Disclosure Schedule shall have the meanings assigned to them in the Agreement.

SCHEDULE 4.3(a)
Company Foreign Qualifications
     New Mexico and Texas
Schedule 4.3(a) - 1

SCHEDULE 4.12
Title to Assets
     The Company is a party to the Guarantee and Collateral Agreement, dated July 1, 2004, among Holly Corporation and certain of its Subsidiaries in favor of Bank of America, N.A., as administrative agent, pursuant to which the Company guarantees indebtedness under the Second Amended and Restated Credit Agreement dated as of April 7, 2009, among Holly Corporation, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, UBS Loan Finance LLC and U.S. Bank National Association, as co-documentation agents, Union Bank of California, N.A. and Compass Bank, as syndication agents, and certain other lenders from time to time party thereto. The Company and its assets will be released from the foregoing obligations promptly following the Closing.
Schedule 4.12 - 1

SCHEDULE 4.14
Banking Relationships
     The Company is a party to the Guarantee and Collateral Agreement, dated July 1, 2004, among Holly Corporation and certain of its Subsidiaries in favor of Bank of America, N.A., as administrative agent, pursuant to which the Company guarantees indebtedness under the Second Amended and Restated Credit Agreement dated as of April 7, 2009, among Holly Corporation, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, UBS Loan Finance LLC and U.S. Bank National Association, as co-documentation agents, Union Bank of California, N.A. and Compass Bank, as syndication agents, and certain other lenders from time to time party thereto.
Schedule 4.14 - 1